Exhibit 99.4

Item 8. Financial Statements and Supplementary Data

Page Reference

Report of Independent Registered Public Accounting Firm	2

Combined Statements of Operations for each of the three years in the period ended December 31, 2013	3

Combined Statements of Cash Flows for each of the three years in the period ended December 31, 2013	4

Combined Balance Sheets as of December 31, 2013 and 2012	5

Combined Statements of Partners’ Capital for each of the three years in the period ended December 31, 2013	6

Notes to Combined Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of EQT Midstream Services, LLC and Unitholders of

EQT Midstream Partners, LP

We have audited the accompanying combined balance sheets of EQT Midstream Partners, LP (including its Predecessor as defined in Note 1 and collectively, the Partnership) as of December 31, 2013 and 2012, and the related combined statements of operations, cash flows and partners’ capital for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of EQT Midstream Partners, LP at December 31, 2013 and 2012, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Pittsburgh, Pennsylvania
June 26, 2014

EQT MIDSTREAM PARTNERS, LP

COMBINED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	2013 (a)	2012 (a)	2011 (a)
	(Thousands, except per unit amounts)
Operating revenues:
Operating revenues – affiliate	$260,258	$169,275	$127,929
Operating revenues – third party	43,454	30,730	23,057
Total operating revenues	303,712	200,005	150,986

Operating expenses:
Operating and maintenance (b)	35,578	34,250	29,315
Selling, general and administrative (b)	29,101	21,202	19,676
Depreciation and amortization	25,924	19,531	14,286
Total operating expenses	90,603	74,983	63,277

Operating income	213,109	125,022	87,709

Other income, net	1,242	8,228	3,826
Interest expense, net (c)	1,672	2,944	5,050
Income before income taxes	212,679	130,306	86,485
Income tax expense	41,572	36,065	33,255
Net income	$171,107	$94,241	$53,230

Calculation of limited partner interest in net income:
Net income	$171,107	$94,241	N/A
Less pre-acquisition income allocated to parent	(67,529)	(57,682)	N/A
Less general partner interest in net income	(2,927)	(791)	N/A
Limited partner interest in net income	$100,651	$35,768	N/A

Net income per limited partner unit – basic	$2.47	$1.03	N/A
Net income per limited partner unit – diluted	$2.46	$1.03	N/A

Weighted average limited partner units outstanding – basic	40,739	34,679	N/A
Weighted average limited partner units outstanding – diluted	40,847	34,734	N/A

(a)           Financial statements for 2013, 2012 and 2011 have been retrospectively recast to reflect the inclusion of Sunrise Pipeline, LLC (Sunrise) and the Jupiter gathering system (Jupiter). See Note 2.

(b)          Operating and maintenance expense includes charges from EQT Corporation and subsidiaries of $18.2 million, $16.8 million and $15.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.  Selling, general and administrative expense includes charges from EQT Corporation and subsidiaries of $24.8 million, $21.2 million and $18.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.  See Note 4.

(c)           Interest expense for the year ended December 31, 2013 includes $0.8 million related to interest on a capital lease with an affiliate (see Note 11).  Interest expense for the years ended December 31, 2012 and 2011 includes interest expense of $4.1 million and $5.8 million, respectively, related to interest with an affiliate on intercompany debt.  See Note 4.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2013 (a)	2012 (a)	2011 (a)
	(Thousands)
Cash flows from operating activities:
Net income	$171,107	$94,241	$53,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,924	19,531	14,286
Deferred income taxes	6,339	54,208	29,095
Other income	(1,242)	(8,228)	(3,826)
Non-cash long term compensation expense	981	2,282	2,249
Non-cash adjustments	(680)	(2,508)	—
Changes in other assets and liabilities:
Accounts receivable	(4,720)	(10,825)	(492)
Accounts payable	(18,264)	3,499	15,976
Regulatory assets, net	2,407	1,448	(1,743)
Due to/from EQT affiliates	23,833	35,512	(21,390)
Other assets and other liabilities	1,687	(7,732)	(1,664)
Net cash provided by operating activities	207,372	181,428	85,721

Cash flows from investing activities:
Capital expenditures	(108,243)	(223,261)	(170,852)
Net cash used in investing activities	(108,243)	(223,261)	(170,852)

Cash flows from financing activities:
Proceeds from the issuance of common units, net of offering costs	529,442	276,780	—
Sunrise Merger payment	(507,500)	—	—
Distribution of proceeds from the issuance of common units	—	(230,887)	—
Due to/from EQT	—	(49,657)	58,405
Retirements of long-term debt	—	(135,235)	—
Partners’ investments and net change in parent advances	(60,814)	253,453	24,114
Capital contributions	5,631	1,863	—
Distributions paid to unitholders	(66,176)	(12,386)	—
Pre-merger and predecessor distributions paid to EQT	(31,390)	(10,193)	(11,729)
Payment of credit facility fees	—	(1,864)	—
Net cash (used in) provided by financing activities	(130,807)	91,874	70,790

Net change in cash and cash equivalents	(31,678)	50,041	(14,341)
Cash and cash equivalents at beginning of year	50,041	—	14,341
Cash and cash equivalents at end of year	$18,363	$50,041	$—

Cash paid during the year for:
Interest paid	$939	$6,461	$5,663

Non-cash activity during the year:
Non-cash distributions	$—	$12,229	$—
Elimination of net current and deferred tax liabilities	$43,083	$143,587	$—
Common and GP units issued for Sunrise Merger	$32,500	$—	$—
Contingent consideration	$110,000	$—	$—
Capital lease asset/obligation	$134,395	$—	$—

(a)           Financial statements for 2013, 2012 and 2011 have been retrospectively recast to reflect the inclusion of Sunrise and Jupiter. See Note 2.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP

COMBINED BALABCE SHEETS

YEARS ENDED DECEMBER 31,

	2013 (a)	2012 (a)
	(Thousands, except number of units)
ASSETS
Current assets:
Cash and cash equivalents	$18,363	$50,041
Accounts receivable (net of allowance for doubtful accounts of $152 and $64 as of December 31, 2013 and 2012, respectively)	8,463	3,743
Accounts receivable – affiliate	23,620	20,074
Other current assets	1,033	956
Total current assets	51,479	74,814

Property, plant and equipment	1,163,683	932,005
Less: accumulated depreciation	(168,740)	(150,242)
Net property, plant and equipment	994,943	781,763

Regulatory assets	16,246	18,223
Other assets	1,304	1,810
Total assets	$1,063,972	$876,610

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$8,634	$26,898
Due to related party	25,621	6,427
Sunrise merger consideration due to EQT	110,000	—
Lease obligation - current	662	—
Accrued liabilities	12,951	10,051
Total current liabilities	157,868	43,376

Deferred income taxes, net	39,840	73,902
Lease obligation	133,733	—
Other long-term liabilities	6,014	4,680
Total liabilities	337,455	121,958

Partners’ capital:
Predecessor equity	82,329	279,576
Common units (30,468,902 and 17,339,718 units issued and outstanding at December 31, 2013 and 2012, respectively)	818,431	313,304
Subordinated units (17,339,718 units issued and outstanding at December 31, 2013 and 2012)	(175,996)	153,664
General partner interest (975,686 and 707,744 units issued and outstanding at December 31, 2013 and 2012, respectively)	1,753	8,108
Total partners’ capital	726,517	754,652
Total liabilities and partners’ capital	$1,063,972	$876,610

(a) Financial statements for 2013 and 2012 have been retrospectively recast to include Sunrise and Jupiter. See Note 2.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP

COMBINED STATEMENTS OF PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2013, 2012 and 2011 (a)

		Partners’ Capital
	Predecessor	Limited Partners		General
	Equity	Common	Subordinated	Partner	Total
	(Thousands)
Balance at January 1, 2011	$181,792	$—	$—	$—	$181,792
Net income	53,230	—	—	—	53,230
Investment by partners and net change in parent advances	24,214	—	—	—	24,214
Distributions paid	(11,729)	—	—	—	(11,729)
Balance at December 31, 2011	$247,507	$—	$—	$—	$247,507
Net income	57,682	16,345	19,423	791	94,241
Investment by partners and net change in parent advances	253,453	—	—	—	253,453
Distributions paid	(10,193)	—	—	—	(10,193)
Non-cash distributions	(12,229)	—	—	—	(12,229)
Elimination of net current and deferred tax liabilities	143,587	—	—	—	143,587
Contribution of net assets to EQT Midstream Partners, LP	(400,231)	56,470	330,279	13,482	—
Issuance of common units to public, net of offering costs	—	276,780	—	—	276,780
Distribution of proceeds	—	(32,837)	(192,049)	(6,001)	(230,887)
Capital contribution	—	2,080	2,080	84	4,244
Equity-based compensation plans	—	535	—	—	535
Distributions to unitholders	—	(6,069)	(6,069)	(248)	(12,386)
Balance at December 31, 2012	$279,576	$313,304	$153,664	$8,108	$754,652
Net income	67,529	58,673	41,978	2,927	171,107
Investment by partners and net change in parent advances	(60,814)	—	—	—	(60,814)
Capital contribution	—	1,705	1,363	64	3,132
Equity-based compensation plans	—	981	—	—	981
Distributions to unitholders	—	(37,774)	(26,877)	(1,525)	(66,176)
Pre-merger distributions to EQT	(31,390)	—	—	—	(31,390)
Proceeds from equity offering, net of offering costs	—	529,442	—	—	529,442
Elimination of net current and deferred tax liabilities	43,083	—	—	—	43,083
Sunrise net assets from EQT	(215,655)	—	—	—	(215,655)
Issuance of units	—	20,845	—	11,655	32,500
Purchase price in excess of net assets from EQT	—	(68,745)	(346,124)	(19,476)	(434,345)
Balance at December 31, 2013	$82,329	$818,431	$(175,996)	$1,753	$726,517

(a)           Financial statements for 2013, 2012 and 2011 have been retrospectively recast to reflect the inclusion of Sunrise and Jupiter. See Note 2.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

1.              Summary of Operations and Significant Accounting Policies

Organization

EQT Midstream Partners, LP (EQT Midstream Partners or the Partnership), which closed its initial public offering (IPO) on July 2, 2012, is a growth-oriented Delaware limited partnership formed by EQT Corporation (EQT) in January 2012. Equitrans, L.P. (Equitrans) is a Pennsylvania limited partnership and the predecessor for accounting purposes (the Predecessor) of EQT Midstream Partners. EQT Midstream Services, LLC is the Partnership’s general partner. References in these combined financial statements to the Partnership, when used for periods prior to the IPO, refer to Equitrans. References in these combined financial statements to the Partnership, when used for periods beginning at or following the IPO, refer collectively to the Partnership and its consolidated subsidiaries. References in these combined financial statements to EQT refer collectively to EQT Corporation and its consolidated subsidiaries. Immediately prior to the closing of the IPO, EQT Corporation contributed all of the partnership interests in Equitrans to the Partnership. Therefore, the historical financial statements contained in this report reflect the assets, liabilities and results of operations of Equitrans presented on a carve-out basis, excluding the financial position and results of operations of the Big Sandy Pipeline (as described in the following section) for periods ending before July 2, 2012 and EQT Midstream Partners for periods beginning at or following July 2, 2012. Additionally, as discussed in Note 2, the Partnership’s combined financial statements have been retrospectively recast for all periods presented to include the historical results of Sunrise, which was merged into the Partnership on July 22, 2013, and Jupiter, which was acquired on May 7, 2014, because both transactions were between entities under common control.

The Partnership does not have any employees. Operational support for the Partnership is provided by EQT Gathering, LLC (EQT Gathering), one of EQT’s operating subsidiaries engaged in certain midstream business operations. EQT Gathering’s employees manage and conduct the Partnership’s daily business operations.

Prior to July 2011, Equitrans owned an approximately 70 mile Federal Energy Regulatory Commission (FERC)-regulated transmission pipeline located in eastern Kentucky (Big Sandy Pipeline). Construction on the Big Sandy Pipeline began in 2006 and was completed in 2008. Equitrans operated the pipeline until April 2011, when it was transferred to an affiliate. Such affiliate was subsequently sold in July 2011 to an unrelated third party pipeline operator. Equitrans has no continuing operations in Kentucky or retained interest in the Big Sandy Pipeline.

Immediately prior to the closing of the IPO, EQT contributed all of the partnership interests in Equitrans to the Partnership and Equitrans distributed its accounts receivable to EQT via a non-cash distribution of approximately $12 million. The Partnership sold 14,375,000 common units to the public in the IPO. The Partnership received net proceeds of approximately $277 million, after deducting the underwriters’ discount and offering expenses. Approximately $231 million of the proceeds were distributed to EQT, $12 million was retained by the Partnership to replenish amounts distributed by Equitrans to EQT prior to the IPO, $32 million was retained by the Partnership to pre-fund certain maintenance capital expenditures and $2 million was used by the Partnership to pay credit facility origination fees associated with its credit agreement described in Note 7. In connection with the IPO, Equitrans’ net current and deferred taxes of approximately $144 million were eliminated. See further discussion in Note 5.

In July 2013, the Partnership completed an underwritten public offering of an additional 12,650,000 common units. The Partnership received net proceeds of approximately $529 million from this offering after deducting the underwriters’ discount and offering expenses of approximately $21 million. Net proceeds from the offering were used to fund the cash consideration paid to EQT in connection with the Sunrise Merger discussed in Note 2.

Limited Partner and General Partner Units

The following table summarizes common, subordinated and general partner units issued from the date of the Partnership’s IPO through December 31, 2013.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

	Limited Partner Units		General
	Common	Subordinated	Partner Units	Total
Issued in connection with IPO	17,339,718	17,339,718	707,744	35,387,180
Balance at December 31, 2012	17,339,718	17,339,718	707,744	35,387,180
July 2013 equity offering	12,650,000	—	—	12,650,000
Sunrise Merger consideration	479,184	—	267,942	747,126
Balance at December 31, 2013	30,468,902	17,339,718	975,686	48,784,306

As of December 31, 2013, EQT retained a 44.6% equity interest in the Partnership, which includes 3,443,902 common units, 17,339,718 subordinated units and 975,686 general partner units. EQT also holds the incentive distribution rights.

On May 7, 2014, the Partnership completed an underwritten public offering of 12,362,500 common units. Net proceeds from the offering were used to finance the cash consideration paid to EQT in connection with the acquisition of Jupiter. Following the offering, EQT retained a 36.4% equity interest in the Partnership, which includes 3,959,952 common units, 17,339,718 subordinated units and 1,238,514 general partner units. The Partnership received net proceeds of approximately $902 million from the offering after deducting the underwriters’ discount and offering expenses.

Nature of Business

The Partnership is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT and third parties in the Appalachian Basin across 21 counties in Pennsylvania and West Virginia through two primary assets: the transmission and storage system and the gathering system.

Transmission and Storage System: The Partnership’s transmission and storage system includes an approximately 700 mile FERC-regulated interstate pipeline that connects to five interstate pipelines and multiple distribution companies. The transmission system is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 32 Bcf of working gas capacity and 24 compressor units. As of December 31, 2013, the transmission assets had total throughput capacity of approximately 2.25 TBtu per day. The Partnership also operates the Allegheny Valley Connector (AVC) facilities as described in Note 11. Revenues are primarily driven by the Partnership’s firm transmission and storage contracts.

Gathering System: The Partnership’s gathering system includes approximately 35 miles of non-FERC regulated gathering lines associated with the Jupiter gathering system. Jupiter, which is primarily located in Greene and Washington counties, Pennsylvania, also includes 2 compressor stations with approximately 225 MMcfd (million cubic feet per day) of total compression capacity and 21,300 horsepower. Jupiter has access to six interconnect points with the Partnership’s transmission and storage system. The Partnership’s gathering system also includes approximately 1,600 miles of FERC-regulated low-pressure gathering lines. Through December 31, 2013, substantially all of the revenues associated with the Partnership’s gathering system were generated under interruptible gathering service contracts.

Significant Accounting Policies

Principles of Consolidation: The Combined Financial Statements include the accounts of EQT Midstream Partners, LP and all subsidiaries and partnerships. Transactions between the Partnership and EQT have been identified in the Combined Financial Statements as transactions between related parties in Note 4.

Segments: Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and are subject to evaluation by the Partnership’s chief operating decision maker in deciding how to allocate resources.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The Partnership reports its operations in two segments, which reflect its lines of business.  Transmission and storage includes the Partnership’s FERC-regulated interstate pipeline and storage business. Gathering includes Jupiter system and the FERC-regulated low pressure gathering system. The operating segments are evaluated on their contribution to the Partnership’s operating income.

All of the Partnership’s operating revenues, income from continuing operations and assets are generated or located in the United States.

Reclassification: Certain previously reported amounts have been reclassified to conform to the current year presentation.

Use of Estimates:  The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and accompanying notes.  Actual results could differ from those estimates.

Cash and Cash Equivalents:  The Partnership considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.  Interest earned on cash equivalents is included as a reduction to interest expense, net in the accompanying statements of combined operations.

Fair Value of Financial Instruments: The carrying value of cash and cash equivalents, accounts receivable, amounts due to/from related parties and accounts payable approximates fair value due to the short maturity of the instruments.

Trade and Other Receivables:  Trade and other receivables are stated at their historical carrying amount. Judgment is required to assess the ultimate realization of accounts receivable, including assessing the probability of collection and the creditworthiness of customers. Based upon management’s assessments, allowances for doubtful accounts of approximately $0.2 million and $0.1 million were provided at December 31, 2013 and 2012, respectively. The Partnership also has receivables due from EQT as discussed in Note 4.

Property, Plant and Equipment: The Partnership’s property, plant and equipment are stated at depreciated cost. Maintenance projects that do not increase the overall life of the related assets are expensed as incurred. Expenditures that extend the useful life of the underlying asset are capitalized.

	As of December 31,
	2013	2012
	(Thousands)
Transmission and storage assets	$904,699	$697,244
Accumulated depreciation	(135,949)	(120,630)
Net transmission and storage assets	768,750	576,614
Gathering assets	258,984	234,761
Accumulated depreciation	(32,791)	(29,612)
Net gathering assets	226,193	205,149
Net property, plant and equipment	$994,943	$781,763

Depreciation is recorded using composite rates on a straight-line basis. The overall rate of depreciation for the years ended December 31, 2013, 2012 and 2011 were approximately 2.3%, 2.1% and 2.0%, respectively. The Partnership estimates the pipelines have useful lives ranging from 25 years to 65 years and the compression equipment has useful lives ranging from 25 years to 45 years. Depreciation rates are re-evaluated for the Partnership’s regulated fixed assets each time the Partnership files with the FERC for a change in the Partnership’s transportation and storage rates.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Partnership reviews its long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. The transmission, storage and gathering systems are evaluated as one asset group for impairment purposes because the cash flows are not independent of one another. If the carrying value exceeds the sum of the assets’ undiscounted cash flows, the Partnership estimates an impairment loss equal to the difference between the carrying value and fair value of the assets.

Natural Gas Imbalances: The Partnership experiences natural gas imbalances when the actual amount of natural gas delivered from a pipeline system or storage facility differs from the amount of natural gas scheduled to be delivered. The Partnership values these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in-kind, subject to the terms of the FERC tariff.

Imbalances as of December 31, 2013 and 2012 were $1.1 million and $1.8 million, respectively, and are included in accrued liabilities in the accompanying combined balance sheets with offsetting amounts recorded to system gas, a component of property, plant and equipment. The Partnership classifies the imbalance liabilities as current as it expects to settle them within a year.

Accrued Liabilities: Included in accrued liabilities in the Partnership’s combined balance sheets is approximately $9 million and $6 million of incentive compensation at December 31, 2013 and 2012, respectively.

Regulatory Accounting: The Partnership’s regulated operations consist of interstate pipeline, intrastate gathering and storage operations subject to regulation by the FERC. Rate regulation provided by the FERC is designed to enable the Partnership to recover the costs of providing the regulated services plus an allowed return on invested capital. The application of regulatory accounting allows the Partnership to defer expenses and income in its combined balance sheets as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the combined statements of operations for a non-regulated entity. The deferred regulatory assets and liabilities are then recognized in the combined statements of operations in the period in which the same amounts are reflected in rates. The amounts deferred in the combined balance sheets relate primarily to the accounting for income taxes, post-retirement benefit costs and base storage gas. The amounts established for accounting for income taxes were primarily generated during the pre-IPO period when the Partnership was included as part of EQT’s consolidated federal tax return. The Partnership believes that it will continue to be subject to rate regulation that will provide for the recovery of deferred costs.

On April 5, 2006, the FERC approved a settlement to Equitrans’ consolidated 2005 and 2004 rate case filings. The settlement became effective on June 1, 2006. This settlement (i) increased the Partnership’s base tariff rates, (ii) implemented an annual surcharge for the tracking and recovery of certain pipeline safety costs among other programs and (iii) implemented a mechanism for recovering migrated base gas. On March 22, 2013, the FERC approved a Stipulation and Agreement of Settlement (the Settlement) that eliminated the tracking of pipeline safety costs by replacing the pipeline safety cost surcharge with a pipeline safety cost rate.  Additionally, the Settlement eliminated the base storage gas recovery limit established in the 2006 rate case settlement.

Revenue Recognition: Revenues relating to the transmission, storage and gathering of natural gas are recognized in the period service is provided. Reservation revenues on firm contracted capacity are recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is transported. Revenues associated with transported volumes under firm and interruptible services are recognized as physical deliveries of natural gas are made. Revenue is recognized for interruptible gathering activities when deliveries of natural gas are made.

Allowance for Funds Used During Construction (AFUDC): The Partnership capitalizes the carrying costs for the construction of certain regulated long-term assets and amortizes the costs over the life of the related assets. The calculated AFUDC includes capitalization of the cost of financing construction of assets subject to regulation by the FERC. A computed interest cost and a designated cost of equity for financing the construction of these regulated

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

assets are recorded in the combined financial statements. AFUDC applicable to equity funds recorded in other income in the combined statements of operations for the years ended December 31, 2013, 2012 and 2011 was $1.2 million, $6.7 million and $3.8 million, respectively. AFUDC applicable to interest cost for the years ended December 31, 2013, 2012 and 2011 was $0.4 million, $1.9 million and $0.8 million, respectively, and is included as a reduction of interest expense, net in the combined statements of operations.

Asset Retirement Obligations: The Partnership operates and maintains its transmission and storage system and its gathering system, and intends to do so as long as supply and demand for natural gas exists, which is expected for the foreseeable future. Therefore, the Partnership believes that it cannot reasonably estimate the asset retirement obligations for its system assets as these assets have indeterminate lives.

Equity-Based Compensation: The Partnership has awarded equity-based compensation in connection with the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan. These awards will be paid in units; therefore, the Partnership treats these programs as equity awards. These awards have a market condition related to total unitholder return; therefore the expense associated with these awards is based on the fair value as determined by a Monte Carlo analysis. Significant assumptions made in the Monte Carlo analysis included the market price of units at payout date, total unitholder return threshold to be achieved, volatility, risk-free rate, term, dividend yield and forfeiture rate.

Net Income per Limited Partner Unit: Net income per limited partner unit is calculated utilizing the two-class method by dividing the limited partner interest in net income by the weighted average number of limited partner units outstanding during the period. The Partnership’s net income is allocated to the general partner and limited partners, including subordinated unitholders, in accordance with their respective ownership percentages, and when applicable, giving effect to incentive distributions allocable to the general partner. The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights is limited to available cash (as defined by the Partnership’s partnership agreement) for the period. Net income attributable to periods prior to the IPO, to the Sunrise Pipeline assets for periods prior to July 22, 2013 and to the Jupiter system for all periods is not allocated to the limited partners for purposes of calculating net income per limited partner unit. Any common units issued during the period are included on a weighted-average basis for the days in which they were outstanding. Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the long-term incentive plan, were exercised, settled or converted into common units.

Income Taxes: Prior to the IPO, the Partnership’s income was included as part of EQT’s consolidated federal tax return. In conjunction with the contribution by EQT of the ownership of Equitrans to the Partnership immediately prior to the IPO, approximately $143.6 million of net current and deferred tax liabilities were eliminated through equity. Effective July 2, 2012, as a result of its limited partnership structure, the Partnership is a partnership for income tax purposes and no longer subject to federal and state income taxes.  For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to the owners, and accordingly, do not result in a provision for income taxes for the Partnership. The income tax effects associated with the operations of Sunrise and Jupiter are reflected in the combined financial statements because the Sunrise Merger and Jupiter Acquisition were transactions between entities under common control as discussed in Note 2.  Immediately prior to the Sunrise Merger, approximately $43.1 million of net current and deferred tax liabilities were eliminated through equity.  In May 2014, $51.8 million of net current and deferred tax liabilities were eliminated through equity for Jupiter.  Net income for financial statement purposes may differ significantly from taxable income of unitholders because of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership’s partnership agreement.  The aggregate difference in the basis of the Partnership’s net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes is not available to us.

Emerging Growth Company: Under the Jumpstart Our Business Startups Act (JOBS Act), for as long as the Partnership remains an ‘‘emerging growth company’’ as defined in the JOBS Act, the Partnership may take advantage of certain exemptions from Securities and Exchange Commission (SEC) reporting requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to provide an auditor’s attestation report on management’s assessment of the effectiveness of its system of

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Partnership’s periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and seeking shareholder approval of any golden parachute payments not previously approved. The Partnership may take advantage of these reporting exemptions until the Partnership is no longer an emerging growth company. The Partnership will remain an emerging growth company for up to five years, although it will lose that status sooner if it has more than $1.0 billion of revenues in a fiscal year, the limited partner interests held by non-affiliates have a market value of more than $700 million at June 30 of any year, or the Partnership issues more than $1.0 billion of non-convertible debt over a three-year period.

The JOBS Act also provides that an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Partnership has irrevocably elected to opt out of this exemption and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Recently Issued Accounting Standards:  In May 2014, the Financial Accounting Standards Board (FASB) and the International Accounting Standards Board (IASB) issued a converged standard on revenue recognition to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. Generally Accepted Accounting Principles (GAAP) and International Financial Reporting Standards (IFRS).  To meet those objectives, the FASB is amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers.  The revenue standard is effective for fiscal years beginning after December 15, 2016.  The Partnership is currently evaluating the impact this standard will have on its financial statements and related disclosures.

Subsequent Events: The Partnership has evaluated subsequent events through the date of the financial statement issuance.

2.                          Sunrise Merger and Jupiter Acquisition

On July 15, 2013, the Partnership and Equitrans entered into an Agreement and Plan of Merger with EQT and Sunrise, a wholly owned subsidiary of EQT and the owner of the Sunrise Pipeline. Effective July 22, 2013, Sunrise merged with and into Equitrans, with Equitrans continuing as the surviving company (Sunrise Merger).  Upon closing, the Partnership paid EQT consideration of $540 million, consisting of a $507.5 million cash payment, 479,184 Partnership common units and 267,942 Partnership general partner units. Prior to the Sunrise Merger, Equitrans entered into a precedent agreement with a third party for firm transportation service on the Sunrise Pipeline over a twenty-year term (the Precedent Agreement).  Pursuant to the Agreement and Plan of Merger, following the effectiveness of the transportation agreement contemplated by the Precedent Agreement in December 2013, the Partnership was obligated to pay additional consideration of $110 million.  The Partnership made this additional payment to EQT in January 2014.

Prior to the Sunrise Merger, the Partnership operated the Sunrise Pipeline as part of its transmission and storage system under a lease agreement with EQT. The lease was a capital lease under GAAP; therefore, prior to the merger, revenues and expenses associated with Sunrise were included in the Partnership’s historical combined financial statements and the Sunrise Pipeline was depreciated over the lease term of 15 years. Effective as of the closing of the Sunrise Merger on July 22, 2013, the lease agreement was terminated.

The Sunrise Merger was a transaction between entities under common control.  As a result, the Partnership recast its financial statements to retrospectively reflect the Sunrise Merger. This included recasting depreciation expense recognized for the periods prior to the merger to reflect the pipeline’s useful life of 40 years.  Also, the Partnership was required to record the assets and liabilities of Sunrise at their carrying amounts to EQT on the date of the merger.  The $434.3 million difference between EQT’s net carrying amount of $215.7 million and the total consideration of $650 million was recorded as a capital transaction with EQT.  As a result, this portion of the consideration was reported in financing activities in the combined statements of cash flows.  In addition, because the effect of the recast of the financial statements resulted in the elimination of the capital lease obligation from the

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Partnership to Sunrise which was essentially equal to the carrying value of the assets and liabilities of Sunrise, the remaining consideration was also reported as a financing transaction in the combined statements of cash flows.

On April 30, 2014, the Partnership, its general partner, EQM Gathering Opco, LLC, a wholly owned subsidiary of the Partnership (EQM Gathering), and EQT Gathering, LLC (EQT Gathering), a wholly owned subsidiary of EQT entered into a contribution agreement (Contribution Agreement) pursuant to which EQT Gathering contributed to EQM Gathering certain assets constituting the Jupiter natural gas gathering system (Jupiter Acquisition).

On May 7, 2014, the Partnership completed the Jupiter Acquisition. The aggregate consideration paid by the Partnership to EQT in connection with the Jupiter Acquisition was approximately $1,180 million, consisting of a $1,121 million cash payment, 516,050 Partnership common units and 262,828 Partnership general partner units. The cash portion of the purchase price was funded with the net proceeds from an equity offering and borrowings under the Partnership’s credit facility.

The Jupiter acquisition was a transaction between entities under common control.  As a result, the Partnership recast its financial statements to retrospectively reflect the Jupiter Acquisition.

The historical combined statements of operations for the years ended December 31, 2013, 2012 and 2011 have been recast to retrospectively reflect the Jupiter Acquisition, as presented below.

	Year Ended December 31, 2013
	Previously Reported	Jupiter	As Recast

Revenues:	(Thousands)
Operating revenues – affiliate	$142,437	$117,821	$260,258
Operating revenues – third party	43,454	—	43,454
Total operating revenues	185,891	117,821	303,712
Operating expenses:
Operating and maintenance	28,954	6,624	35,578
Selling, general and administrative	21,497	7,604	29,101
Depreciation and amortization	21,190	4,734	25,924
Total operating expenses	71,641	18,962	90,603
Operating income	114,250	98,859	213,109
Other income, net	1,242	—	1,242
Interest expense, net	1,672	—	1,672
Income before income taxes	113,820	98,859	212,679
Income tax expense	4,053	37,519	41,572
Net income	$109,767	$61,340	$171,107

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

	Year Ended December 31, 2012
	Previously Reported	Jupiter	As Recast

Revenues:	(Thousands)
Operating revenues – affiliate	$106,180	$63,095	$169,275
Operating revenues – third party	30,730	—	30,730
Total operating revenues	136,910	63,095	200,005
Operating expenses:
Operating and maintenance	29,405	4,845	34,250
Selling, general and administrative	16,614	4,588	21,202
Depreciation and amortization	15,740	3,791	19,531
Total operating expenses	61,759	13,224	74,983
Operating income	75,151	49,871	125,022
Other income, net	8,228	—	8,228
Interest expense, net	2,944	—	2,944
Income before income taxes	80,435	49,871	130,306
Income tax expense	17,313	18,752	36,065
Net income	$63,122	$31,119	$94,241

	Year Ended December 31, 2011
	Previously Reported	Jupiter	As Recast

Revenues:	(Thousands)
Operating revenues – affiliate	$86,556	$41,373	$127,929
Operating revenues – third party	23,057	—	23,057
Total operating revenues	109,613	41,373	150,986
Operating expenses:
Operating and maintenance	26,221	3,094	29,315
Selling, general and administrative	17,302	2,374	19,676
Depreciation and amortization	11,470	2,816	14,286
Total operating expenses	54,993	8,284	63,277
Operating income	54,620	33,089	87,709
Other income, net	3,826	—	3,826
Interest expense, net	5,050	—	5,050
Income before income taxes	53,396	33,089	86,485
Income tax expense	20,807	12,448	33,255
Net income	$32,589	$20,641	$53,230

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The historical combined balance sheets as of December 31, 2013 and 2012 have been recast to retrospectively reflect the Jupiter Acquisition, as presented below.

	December 31, 2013
	Previously Reported	Jupiter	Reclassifications	As Recast
ASSETS	(Thousands)
Current assets:
Cash and cash equivalents	$18,363	$—	$—	$18,363
Accounts receivable	8,463	—	—	8,463
Accounts receivable - affiliate	12,758	10,862	—	23,620
Due from related party	6,454	—	(6,454)	—
Deferred income taxes	—	496	(496)	—
Other current assets	537	—	496	1,033
Total current assets	46,575	11,358	(6,454)	51,479
Property, plant and equipment	1,007,299	156,384	—	1,163,683
Less: accumulated depreciation	(158,411)	(10,329)	—	(168,740)
Net property, plant and equipment	848,888	146,055	—	994,943
Regulatory assets	16,246	—	—	16,246
Other assets	1,304	—	—	1,304
Total assets	$913,013	$157,413	$(6,454)	$1,063,972

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$7,328	$1,523	$(217)	$8,634
Due to related party	110,000	—	(84,379)	25,621
Sunrise merger consideration due to EQT	—	—	110,000	110,000
Lease obligation – current	662	—	—	662
Income taxes payable	—	30,918	(30,918)	—
Accrued liabilities	11,088	2,803	(940)	12,951
Total current liabilities	129,078	35,244	(6,454)	157,868

Deferred income taxes, net	—	39,840	—	39,840
Lease obligation	133,733	—	—	133,733
Other long-term liabilities	6,014	—	—	6,014
Total liabilities	268,825	75,084	(6,454)	337,455

Partners’ capital:
Predecessor equity	—	82,329	—	82,329
Common units	818,431	—	—	818,431
Subordinated units	(175,996)	—	—	(175,996)
General partner interest	1,753	—	—	1,753
Total partners’ capital	644,188	82,329	—	726,517
Total liabilities and partners’ capital	$913,013	$157,413	$(6,454)	$1,063,972

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

	December 31, 2012
	Previously Reported	Jupiter	Reclassifications	As Recast
ASSETS	(Thousands)
Current assets:
Cash and cash equivalents	$50,041	$—	$—	$50,041
Accounts receivable	3,743	—	—	3,743
Accounts receivable - affiliate	11,911	8,163	—	20,074
Due from related party	10,133	—	(10,133)	—
Deferred income taxes	—	311	(311)	—
Other current assets	645	—	311	956
Total current assets	76,473	8,474	(10,133)	74,814

Property, plant and equipment	800,844	131,161	—	932,005
Less: accumulated depreciation	(143,713)	(6,529)	—	(150,242)
Net property, plant and equipment	657,131	124,632	—	781,763

Regulatory assets	18,223	—	—	18,223
Other assets	1,810	—	—	1,810
Total assets	$753,637	$133,106	$(10,133)	$876,610

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$25,093	$2,802	$(997)	$26,898
Due to related party	1,273	—	5,154	6,427
Income taxes payable	—	13,749	(13,749)	—
Accrued liabilities	8,900	1,692	(541)	10,051
Total current liabilities	35,266	18,243	(10,133)	43,376

Deferred income taxes, net	40,842	33,060	—	73,902
Other long-term liabilities	4,680	—	—	4,680
Total liabilities	80,788	51,303	(10,133)	121,958

Partners’ capital:
Predecessor equity	197,773	81,803	—	279,576
Common units	313,304	—	—	313,304
Subordinated units	153,664	—	—	153,664
General partner interest	8,108	—	—	8,108
Total partners’ capital	672,849	81,803	—	754,652
Total liabilities and partners’ capital	$753,637	$133,106	$(10,133)	$876,610

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

3.         Financial Information by Business Segment

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources.

The Partnership reports its operations in two segments, which reflect its lines of business. Transmission and storage includes the Partnership’s FERC-regulated interstate pipeline and storage business. Gathering includes the Jupiter gathering system and the FERC-regulated low pressure gathering system. The operating segments are evaluated on their contribution to the Partnership’s results based on operating income.

All of the Partnership’s operating revenues, income from operations and assets are generated or located in the United States.

	Years Ended December 31,
	2013	2012	2011
	(Thousands)
Revenues from external customers:
Transmission and storage	$173,881	$120,797	$93,707
Gathering	129,831	79,208	57,279
Total	$303,712	$200,005	$150,986

Operating income:
Transmission and storage	$124,950	$81,127	$60,906
Gathering	88,159	43,895	26,803
Total operating income	$213,109	$125,022	$87,709

Reconciliation of operating income to net income:
Other income, net	1,242	8,228	3,826
Interest expense, net	1,672	2,944	5,050
Income tax expense	41,572	36,065	33,255
Net income	$171,107	$94,241	$53,230

	As of December 31,
	2013	2012
	(Thousands)
Segment assets:
Transmission and storage	$807,287	$619,163
Gathering	238,322	207,406
Total operating segments	1,045,609	826,569
Headquarters, including cash	18,363	50,041
Total assets	$1,063,972	$876,610

	Years Ended December 31,
	2013	2012	2011
	(Thousands)
Depreciation and amortization:
Transmission and storage	$18,323	$12,901	$8,850
Gathering	7,601	6,630	5,436
Total	$25,924	$19,531	$14,286

Expenditures for segment assets:
Transmission and storage	$77,989	$188,143	$131,902
Gathering	30,254	35,118	38,950
Total	$108,243	$223,261	$170,852

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

4.         Related-Party Transactions

In the ordinary course of business, the Partnership has transactions with affiliated companies. The Partnership has various contracts with affiliates including, but not limited to, transportation service and precedent agreements, storage agreements and gas gathering agreements.

Accounts receivable—affiliate represents amounts due from subsidiaries of EQT, primarily related to transmission, storage and gathering services. For the years ended December 31, 2013, 2012 and 2011, the Partnership generated revenues of approximately $260.3 million, $169.3 million and $127.9 million, respectively, from services provided to subsidiaries of EQT.

The accompanying combined balance sheets include amounts due to related parties of $25.6 million and $6.4 million as of December 31, 2013 and 2012, respectively. Amounts due to related parties represent transactions with subsidiaries of EQT other than transmission, storage and gathering services. See further discussion of the $110 million of Sunrise Merger consideration due to EQT in Note 2.

As discussed in Note 7, prior to the Partnership’s IPO, EQT provided financing to its subsidiaries directly or indirectly through EQT Capital Corporation (EQT Capital), EQT’s subsidiary finance company. This financing was predominantly through intercompany term and demand loans.  The Partnership had demand and term notes due to EQT Capital of approximately $135.2 million which were repaid in June 2012. Interest expense on affiliate long-term debt and demand loans amounted to $0.0 million, $4.1 million and $5.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

In addition, prior to the IPO, EQT made advances to Equitrans for changes in working capital, cash used for capital expenditures, and other cash flow needs which were viewed as financing transactions as Equitrans would have otherwise obtained demand notes or term loans from EQT Capital to fund them.  Subsequent to the IPO, these transactions reflect services rendered on behalf of the Partnership by EQT and its affiliates for operating expenses as described in the following section and these amounts are settled monthly; therefore, they are classified as operating activities in the combined statements of cash flows.

Employees of EQT operate the Partnership’s assets. EQT allocates to the Partnership payroll and benefit costs associated with these individuals and retirees of Equitrans. EQT carries the obligations for pension and other employee-related benefits in its consolidated financial statements. The Partnership is also allocated a portion of EQT’s defined benefit pension plan and retiree medical and life insurance cost for the retirees of Equitrans based on an actuarial assessment of that cost. The Partnership’s share of those costs is recorded in due to related parties and reflected in operating expenses in the accompanying combined statements of operations.

The Partnership is allocated the portion of operating and maintenance expense and selling, general and administrative expense incurred by EQT and EQT Gathering which is related to the Partnership.

The historical financial statements of the Predecessor include long-term incentive compensation plan expenses associated with the EQT long-term incentive plan, which is not an expense of the Partnership subsequent to the IPO, under the omnibus agreement discussed in the following section, as the Partnership’s general partner established its own long-term incentive compensation plan.  See Note 10 for discussion of the Partnership’s equity-based compensation plan. EQT’s share-based compensation programs consist of restricted stock, stock options and performance-based units issued to employees. To the extent compensation related to individuals directly involved in the Partnership’s transmission and storage or gathering operations prior to the IPO, such amounts were allocated to the Partnership by EQT and were reflected as operating and maintenance expenses. Such amounts totaled $1.9 million and $3.1 million for the years ended December 31, 2012 and 2011, respectively.  Prior to the Jupiter Acquisition, Jupiter was allocated expenses associated with the EQT long-term incentive plan totaling $2.4 million, $1.2 million and $0.6 million, which are included as selling, general and administrative expenses in these recast financial statements for the periods ending December 31, 2013, 2012 and 2011, respectively.  Jupiter will not be allocated expenses related to the EQT long-term incentive plan subsequent to the acquisition date of May 7, 2014.

On December 19, 2012, EQT and a direct wholly owned subsidiary entered into a Master Purchase Agreement with PNG Companies LLC (PNG Companies), to transfer 100% ownership of EQT’s local distribution company, Equitable Gas Company, LLC (Equitable Gas Company) to PNG Companies (the Equitable Gas

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Transaction).  The parties completed the Equitable Gas Transaction on December 17, 2013.   As a result, revenues related to Equitable Gas Company will be reported as third party revenues in 2014 rather than EQT affiliate revenues.  For the years ended December 31, 2013, 2012 and 2011, Equitable Gas Company accounted for approximately 13%, 18% and 25%, respectively, of the Partnership’s total revenues.

Agreements with EQT

The Partnership and other parties have entered into various agreements with EQT, as summarized below.  These agreements were negotiated in connection with the IPO.

Omnibus Agreement

The Partnership entered into an omnibus agreement by and among the Partnership, its general partner and EQT. Pursuant to the omnibus agreement, EQT agreed to provide the Partnership with a license to use the name “EQT” and related marks in connection with the Partnership’s business. The omnibus agreement also provides for certain indemnification and reimbursement obligations between EQT and the Partnership.

As more fully described in the omnibus agreement, the following matters are addressed:

•                   the Partnership’s obligation to reimburse EQT and its affiliates for certain direct operating expenses they pay on the Partnership’s behalf;

•                   the Partnership’s obligation to reimburse EQT and its affiliates for providing the Partnership corporate, general and administrative services and providing the Partnership operation and management services pursuant to the operation and management services agreement;

•                   EQT’s obligation to indemnify or reimburse the Partnership for losses or expenses relating to or arising from (i) certain plugging and abandonment obligations; (ii) certain bare steel replacement capital expenditures; (iii) certain pipeline safety costs; (iv) certain preclosing environmental liabilities; (v) certain title and rights-of-way matters; (vi) the Partnership’s failure to have certain necessary governmental consents and permits; (vii) certain preclosing tax liabilities; (viii) assets previously owned by Equitrans, but retained by EQT and its affiliates following the IPO, including the Sunrise Pipeline; (ix) any claims related to Equitrans’ previous ownership of the Big Sandy Pipeline; and (x) any amounts owed to the Partnership by a third party that has exercised a contractual right of offset against amounts owed by EQT to such third party; and

•                   the Partnership’s obligation to indemnify EQT for losses attributable to (i) the ownership or operation of the Partnership’s assets after the closing of the IPO, except to the extent EQT is obligated to indemnify the Partnership for such losses pursuant to the operation and management services agreement with EQT, and (ii) any amounts owed to EQT by a third party that has exercised a contractual right of offset against amounts owed by the Partnership to such third party.

For the year ended December 31, 2013, the Partnership was obligated to reimburse EQT for approximately $14.3 million for operating and maintenance expenses and approximately $18.3 million for selling, general and administrative expenses pursuant to the omnibus agreement. In 2012 for the post-IPO period of July 2, 2012 to December 31, 2012, the Partnership was obligated to reimburse EQT for approximately $8.5 million of operating and maintenance expenses and approximately $7.7 million of selling, general and administrative expenses pursuant to the omnibus agreement.  The expenses for which the Partnership reimburses EQT and its subsidiaries may not necessarily reflect the actual expenses that the Partnership would incur on a stand-alone basis and the Partnership is unable to estimate what those expenses would be on a stand-alone basis.

For the year ended December 31, 2013, EQT was obligated to reimburse the Partnership pursuant to the omnibus agreement for $0.6 million related to plugging and abandonment liabilities and $2.6 million related to bare steel replacement. In 2012 for the post-IPO period of July 2, 2012 to December 31, 2012, EQT was obligated to reimburse the Partnership pursuant to the omnibus agreement for $1.6 million related to plugging and abandonment liabilities, $2.7 million related to bare steel replacement and $2.7 million related to Big Sandy Pipeline claims.  The reimbursements in both years for plugging and abandonment and bare steel replacement were recorded as capital contributions from EQT.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Operation and Management Services Agreement

The Partnership entered into an operation and management services agreement with EQT Gathering, pursuant to which EQT Gathering provides the Partnership’s pipelines and storage facilities with certain operational and management services.  The Partnership reimburses EQT Gathering for such services pursuant to the terms of the omnibus agreement as described above.

Under the operation and management services agreement, EQT Gathering will indemnify the Partnership with respect to claims, losses or liabilities incurred by the Partnership, including third party claims, arising out of EQT Gathering’s gross negligence or willful misconduct.  The Partnership will indemnify EQT Gathering from any claims, losses or liabilities incurred by EQT Gathering, including any third-party claims, arising from the performance of the agreement, but not to the extent of losses or liabilities caused by EQT Gathering’s gross negligence or willful misconduct.

5.         Income Taxes

The Partnership’s financial statements for the period prior to the IPO include U.S. federal and state income tax as its income was included as part of EQT’s consolidated federal tax return.  In conjunction with the contribution by EQT of the ownership of Equitrans to the Partnership immediately prior to the IPO, approximately $143.6 million of net current and deferred income tax liabilities were eliminated through equity. Effective July 2, 2012, as a result of its limited partnership structure, the Partnership is no longer subject to federal and state income taxes. For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to the owners, and accordingly, do not result in a provision for income taxes for the Partnership.

As discussed in Note 2, the Partnership completed the Sunrise Merger on July 22, 2013 and the Jupiter Acquisition on May 7, 2014. These were transactions between entities under common control and as a result the Partnership  recast its financial statements to retrospectively reflect the Sunrise Merger and Jupiter Acquisition. Prior to these transactions, the income of Sunrise and Jupiter was included as part of EQT’s consolidated federal tax return; therefore, the Sunrise and Jupiter financial statements included U.S. federal and state income tax.  Accordingly, the income tax effects associated with the operations of Sunrise and Jupiter prior to the Sunrise Merger and Jupiter Acquisition are reflected in these combined financial statements. In the third quarter of 2013, in connection with the Sunrise Merger and the resulting change in tax status of Sunrise, approximately $43.1 million of net current and deferred income tax liabilities were eliminated through equity.

The components of the federal income tax expense (benefit) for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Years Ended December 31,
	2013	2012	2011
	(Thousands)
Current:
Federal	$31,610	$(22,263)	$2,323
State	3,623	4,211	2,035
Subtotal	35,233	(18,052)	4,358
Deferred:
Federal	4,761	51,128	25,117
State	1,578	3,080	3,978
Subtotal	6,339	54,208	29,095
Amortization of deferred investment tax credit	—	(91)	(198)
Total	$41,572	$36,065	$33,255

Prior to the IPO, the Sunrise Merger, and the Jupiter Acquisition, tax obligations were the responsibility of EQT. EQT’s consolidated federal income tax was allocated among the group’s members on a separate return basis with tax credits allocated to the members generating the credits. The current federal tax benefit recorded in 2012

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

relates to cash refunds received during the year from EQT for its use of Sunrise’s tax bonus depreciation deductions. The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (2010 Tax Relief Act) increased bonus depreciation from 50% to 100% for qualified investments made after September 8, 2010 and before January 1, 2012, which includes certain investments related to the Sunrise Pipeline. The Sunrise Pipeline lease was treated as an operating lease for income tax purposes; therefore, EQT was able to elect bonus depreciation for the Sunrise Pipeline, which was included in its consolidated federal tax return.

Income tax expense differed from amounts computed at the federal statutory rate of 35% on pre-tax book income from continuing operations as follows:

	Years Ended December 31,
	2013	2012	2011
		(Thousands)
Tax at statutory rate	$74,438	$45,607	$30,270
Partnership income not subject to income taxes	(36,253)	(12,623)	—
State income taxes	3,380	3,491	3,909
Unrecognized tax benefits	—	1,248	—
Regulatory assets	3	(1,491)	(1,057)
Other	4	(167)	133
Income tax expense	$41,572	$36,065	$33,255

Effective tax rate	19.5%	27.7%	38.5%

The increase in income tax expense from 2011 to 2012 and from 2012 to 2013 resulted from increased operating income related to Jupiter, partly offset by decreases as a result of the changes in the tax status of the Partnership in 2012 and of Sunrise in 2013.

The Partnership’s historical uncertain tax positions were immaterial and were attributable to periods prior to the IPO, attributable to Sunrise for periods prior to the Sunrise Merger or attributable to Jupiter for periods prior to the Jupiter Acquisition, as applicable. Additionally, EQT has indemnified the Partnership for these historical tax positions; therefore, the Partnership does not anticipate any future liabilities arising from these uncertain tax positions.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table summarizes the source and tax effects of temporary differences between financial reporting and tax basis of assets and liabilities:

	December 31,
	2013	2012
	(Thousands)
Deferred income taxes:
Total deferred income tax assets	$(496)	$(34,192)
Total deferred income tax liabilities	39,840	107,783
Total net deferred income tax liabilities	$39,344	$73,591

Total deferred income tax (assets)/liabilities:
PP&E tax deductions in excess of book deductions	$39,840	$107,783
Net operating loss carryforwards	—	(32,853)
Other ($496 and $311 reported as other current assets as of December 31, 2013 and 2012, respectively)	(496)	(1,339)
Total net deferred income tax liabilities	$39,344	$73,591

At December 31, 2013 and 2012, there was no valuation allowance relating to deferred tax assets as the entire balance was expected to be realized. The deferred tax liabilities principally consisted of temporary differences between financial and tax reporting for the Partnership’s property, plant and equipment (PP&E).

EQT has indemnified the Partnership from and against any losses suffered or incurred by the Partnership and related to or arising out of or in connection with any federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership’s assets prior to the acquisition of such assets from EQT. Therefore, the Partnership does not anticipate any future liabilities arising from the historical deferred tax liabilities.

6.                          Regulatory Assets and Liabilities

Regulatory assets are recoverable or reimbursable over various periods and do not earn a return on investment. The Partnership believes that it will continue to be subject to rate regulation that will provide for the recovery of its regulatory assets.  Regulatory liabilities are included in other long-term liabilities in the accompanying combined balance sheets.

The regulatory asset associated with deferred taxes of $14.1 million and $14.7 million as of December 31, 2013 and 2012, respectively, primarily represents deferred income taxes recoverable through future rates related to a historical deferred tax position and the equity component of AFUDC. The Partnership expects to recover the amortization of the deferred tax position ratably over the corresponding life of the underlying assets that created the difference. The deferred tax regulatory asset associated with AFUDC represents the offset to the deferred taxes associated with the equity component of the allowance for funds used during the construction of long-lived assets. Taxes on capitalized funds used during construction and the offsetting deferred income taxes will be collected through rates over the depreciable lives of the long-lived assets to which they relate. The amounts established for deferred taxes were primarily generated during the pre-IPO period when the Partnership was included as part of EQT’s consolidated federal tax return. Effective July 2, 2012, the Partnership is a partnership for income tax purposes and no longer subject to federal and state income taxes.

The Partnership defers expenses for on-going post-retirement benefits other than pensions which are subject to recovery in approved rates.  The regulatory liability as of December 31, 2013 of $3.7 million reflects lower cumulative actuarial expenses than the amounts recovered through rates, which could be subject to reimbursement to customers in the next rate case.  As of December 31, 2012, the regulatory asset was $3.2 million. The overall decrease in the regulatory asset related to post-retirement benefits other than pensions was the result of a change in the actuarially-determined allocation of the benefit obligation among EQT entities.

The regulatory asset associated with other recoverable costs was $2.2 million and $0.3 million as of December 31, 2013 and 2012, respectively, and primarily relates to the recovery of storage base gas.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

7.                          Debt

As of December 31, 2013, the Partnership had a $350 million credit facility.  In February 2014, the Partnership amended the credit facility to increase the borrowing capacity to $750 million. The amended credit facility will expire in February 2019.  The Partnership did not have any short-term loans outstanding at any time during the years ended December 31, 2013 and 2012. In January 2014, the Partnership borrowed $110 million on its credit facility to make the additional payment to EQT related to the Sunrise Merger.  On May 7, 2014, the Partnership borrowed $340 million on its credit facility for the Jupiter Acquisition. On May 14, 2014, the Partnership reduced its outstanding balance on the credit facility by $120 million. For the years ended December 31, 2013 and 2012, commitment fees of approximately $0.9 million and $0.4 million, respectively, were paid to maintain credit availability under the Partnership’s credit facility at an annual rate of 25 basis points. As of December 31, 2013, the Partnership was in compliance with all debt provisions and covenants.

The credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and to repurchase units and for general partnership purposes. Subject to certain terms and conditions, the credit facility has an accordion feature that allows the Partnership to increase the available borrowings under the facility by up to an additional $250 million. In addition, the credit facility includes a sublimit up to $75 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. Further, the Partnership has the ability to request that one or more lenders make term loans to it under the credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. The Partnership’s obligations under the revolving portion of the credit facility are unsecured.

The Partnership’s credit facility contains various provisions that, if not complied with, could result in termination of the credit facility, require early payment of amounts outstanding or similar actions.  The most significant covenants and events of default under the credit facility relate to maintenance of permitted leverage ratio, limitations on transactions with affiliates, insolvency events, nonpayment of scheduled principal or interest payments, acceleration of other financial obligations and change of control provisions.  Under the credit facility, the Partnership is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or, after the Partnership obtains an investment grade rating, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions).

Prior to the IPO, EQT provided financing to the Partnership directly or indirectly through EQT Capital. Such financing was generally provided through intercompany term and demand loans that were entered into between EQT Capital and EQT’s subsidiaries. On June 21, 2012, the term note of $135.2 million was retired.

8.                          Pension and Other Postretirement Benefit Plans

Employees of EQT operate the Partnership’s assets. EQT charges the Partnership for the payroll and benefit costs associated with these individuals and retirees of Equitrans. EQT carries the obligations for pension and other employee-related benefits in its financial statements.

Equitrans’ retirees participate in a defined benefit pension plan that is sponsored by EQT. For the years ended December 31, 2013, 2012 and 2011, the Partnership reimbursed EQT approximately $0.3 million per year in order to meet certain funding targets. The Partnership expects to make cash payments to EQT of approximately $0.2 million in 2014 to reimburse for defined benefit pension plan funding. Pension plan contributions are designed to meet minimum funding requirements and keep plan assets at least equal to 80% of projected liabilities. The Partnership’s reimbursements to EQT are based on the proportion of the plan’s total liabilities allocable to Equitrans retirees. For the years ended December 31, 2013, 2012 and 2011, the Partnership was allocated $0.1 million per year of the expenses associated with the plan. The dollar amount of a cash reimbursement to EQT in any particular year will vary as a result of gains or losses sustained by the pension plan assets during the year due to market conditions. The Partnership does not expect the variability of contribution requirements to have a significant effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The Partnership contributes to a defined contribution plan sponsored by EQT. The contribution amount is a percentage of allocated base salary. In 2013, 2012 and 2011, there were no direct contributions but the Partnership was charged through the EQT payroll and benefit costs discussed in Note 4.

The individuals who operate the Partnership’s assets and Equitrans retirees participate in certain other post-employment benefit plans sponsored by EQT. The Partnership was allocated $0.2 million, $0.3 million and $0.4 million in 2013, 2012 and 2011, respectively, of the expenses associated with these plans.

Under the July 1, 2005 Equitrans rate case settlement, the Partnership began amortizing post-retirement benefits other than pensions previously deferred over a five-year period. Currently, the Partnership recognizes expenses for ongoing post-retirement benefits other than pensions, which are now subject to recovery in the approved rates. Expenses recognized by the Partnership for the years ended December 31, 2013, 2012 and 2011 for ongoing post-retirement benefits other than pensions were approximately $1.2 million per year.

9.                          Net Income per Limited Partner Unit and Cash Distributions

The Partnership’s net income is allocated to the general partner and limited partners, including subordinated unitholders, in accordance with their respective ownership percentages, and when applicable, giving effect to incentive distributions allocable to the general partner. The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights is limited to available cash (as defined by the Partnership’s partnership agreement) for the period. Net income allocated to the general partner for the year ended December 31, 2013 includes amounts attributed to incentive distributions. The Partnership’s net income allocable to the limited partners is allocated between common and subordinated unitholders by applying the provisions of the Partnership’s partnership agreement that govern actual cash distributions as if all earnings for the period had been distributed. Any common units issued during the period are included on a weighted-average basis for the days in which they were outstanding.

Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the long-term incentive plan, were exercised, settled or converted into common units.  When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method. Potentially dilutive securities, consisting of performance awards and phantom units, included in the calculation of diluted net income per limited partner unit totaled 108,113 and 54,938 for the years ended December 31, 2013 and 2012, respectively.

The following table presents the Partnership’s calculation of net income per limited partner unit for common and subordinated limited partner units. Net income attributable to periods prior to the IPO, to Sunrise for periods prior to July 22, 2013 and to Jupiter for periods prior to May 7, 2014 are not allocated to the limited partners for purposes of calculating net income per limited partner unit.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

	Years Ended December 31,
	2013	2012

	(Thousands, except per unit data)

Net income	$171,107	$94,241
Less:
Pre-acquisition net income allocated to parent	(67,529)	(57,682)
General partner interest in net income – 2%	(2,140)	(791)
General partner interest in net income attributable to incentive distribution rights	(787)	—
Limited partner interest in net income	$100,651	$35,768

Net income allocable to common units	$58,673	$16,345
Net income allocable to subordinated units	41,978	19,423
Limited partner interest in net income	$100,651	$35,768

Weighted average limited partner units outstanding – basic
Common units	23,399	17,339
Subordinated units	17,340	17,340
Total	40,739	34,679

Weighted average limited partner units outstanding – diluted
Common units	23,507	17,394
Subordinated units	17,340	17,340
Total	40,847	34,734

Net income per limited partner unit – basic
Common units	$2.51	$0.94
Subordinated units	2.42	1.12
Total	$2.47	$1.03

Net income per limited partner unit – diluted
Common units	$2.50	$0.94
Subordinated units	2.42	1.12
Total	$2.46	$1.03

The partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ended September 30, 2012, the Partnership distribute all of its available cash (described below) to unitholders of record on the applicable record date.  See Note 16 regarding quarterly cash distributions paid in 2014.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Available cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•                   less, the amount of cash reserves established by the Partnership’s general partner to:

•                   provide for the proper conduct of the Partnership’s business (including reserves for future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

•                   comply with applicable law, any of the Partnership’s debt instruments or other agreements; or

•                   provide funds for distributions to the Partnership’s unitholders and to the Partnership’s general partner for any one or more of the next four quarters (provided that the Partnership’s general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent the Partnership from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•                   plus, if the Partnership’s general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Subordinated Units

All subordinated units are held by EQT. The Partnership’s partnership agreement provides that, during the period of time referred to as the “subordination period,” the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.35 per common unit (the minimum quarterly distribution, as defined in the Partnership’s partnership agreement) plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to distribute the minimum quarterly distribution to the common units. The subordination period will end and the subordinated units will convert to common units on a one-for-one basis when certain distribution requirements, as defined in the Partnership’s partnership agreement, have been met.

Incentive Distribution Rights

All incentive distribution rights are held by the Partnership’s general partner. Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels described below have been achieved. The Partnership’s general partner may transfer the incentive distribution rights separately from its general partner interest, subject to restrictions in the Partnership’s partnership agreement.

The following discussion assumes that the Partnership’s general partner continues to own both its 2.0% general partner interest and the incentive distribution rights.

If for any quarter:

•                   the Partnership has distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•                   the Partnership has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, the Partnership will distribute any additional available cash from operating surplus for that quarter among the unitholders and the Partnership’s general partner in the following manner:

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

	Total Quarterly	Marginal Percentage Interest in
	Distribution per	Distributions
	Unit Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.3500	98.0%	2.0%
First Target Distribution	Above $0.3500 up to $0.4025	98.0%	2.0%
Second Target Distribution	Above $0.4025 up to $0.4375	85.0%	15.0%
Third Target Distribution	Above $0.4375 up to $0.5250	75.0%	25.0%
Thereafter	Above $0.5250	50.0%	50.0%

To the extent these incentive distributions are made to the general partner, more available cash proportionally is allocated to the general partner than to holders of common and subordinated units.

10.                   Equity-Based Compensation Plan

Equity-based compensation expense recorded by the Partnership was $1.0 million and $0.5 million for the years ended December 31, 2013 and 2012, respectively.

At the closing of the IPO in July 2012, the Partnership’s general partner granted awards representing 146,490 common units, all of which were outstanding as of January 1, 2013. These awards have a market condition related to the total unitholder return realized on the Partnership’s common units from the IPO through December 31, 2015. If earned, the units are expected to be distributed in Partnership common units.  The Partnership accounted for these awards as equity awards using the $20.02 grant date fair value as determined using a Monte Carlo simulation as the valuation model. The price was generated using annual historical volatility of peer-group companies for the expected term of the awards, which is based upon the performance period.  The range of expected volatilities calculated by the valuation model was 27% - 72% and the weighted-average expected volatility was 38%.  Additional assumptions included the risk-free rate for periods within the contractual life of the awards based on the U.S. Treasury yield curve in effect at the time of grant and an expected dividend growth rate of 10%. Adjusting for 3,990 forfeitures, there were 142,500 performance awards outstanding as of December 31, 2013.  As of December 31, 2013, there was $1.7 million of total unrecognized compensation cost related to these performance awards which is expected to be recognized over a period of two years.

The Partnership’s general partner has granted equity-based phantom units that vested upon grant to the independent directors of its general partner. The value of the phantom units will be paid in common units on a director’s termination of service on the general partner’s Board of Directors. The Partnership accounted for these awards as equity awards and recorded compensation expense for the awards at the grant date fair value. A total of 8,886 independent director unit-based awards including accrued distributions were outstanding as of December 31, 2013. A total of 3,790 and 4,780 unit-based awards were granted to the independent directors during the years ended December 31, 2013 and 2012, respectively. The weighted average fair value of these grants, based on the Partnership’s common unit price on the grant date, was $37.92 and $24.30 for the years ended December 31, 2013 and 2012, respectively.

Common units to be delivered pursuant to vesting of the equity based awards may be common units acquired by the Partnership’s general partner in the open market, from any other person, directly from the Partnership or any combination of the foregoing.

See also Note 4 for discussion of the EQT long-term incentive plan for periods prior to the IPO and the Jupiter Acquisition.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

In the first quarter of 2014, 32,840 performance units were granted to EQT employees who provide services to the Partnership under the 2014 EQM Value Driver Award (2014 EQM VDA).  Fifty percent of the units confirmed under the 2014 EQM VDA will vest upon the payment date following the first anniversary of the grant date; the remaining fifty percent will vest upon the payment date following the second anniversary of the grant date.  The payout will vary between zero and 300% of the number of units granted contingent upon the Partnership’s 2014 adjusted earnings before interest, taxes, depreciation and amortization performance as compared to its annual business plan and individual, business unit and Partnership value driver performance over the period January 1, 2014 through December 31, 2014.  If earned, the 2014 EQM VDA units are expected to be paid in Partnership common units. The Partnership did not record any expense related to the 2014 EQM VDA as of December 31, 2013.

11.                   Lease Obligations

On December 17, 2013, the Partnership entered into a lease with EQT for the AVC facilities. Under the lease, the Partnership operates the facilities as part of its transmission and storage system under the rates, terms and conditions of its FERC-approved tariff.  The AVC facilities are strategically located to connect Marcellus supply and demand and include an approximately 200 mile pipeline that interconnects with the Partnership’s transmission and storage system. Additionally, the AVC facilities provide 450 BBtu per day of additional firm capacity to the Partnership’s system and are supported by 4 associated natural gas storage reservoirs with approximately 260 MMcf per day of peak withdrawal capability and 15 Bcf of working gas capacity. Of the total 15 Bcf of working gas capacity, the Partnership leases and operates 13 Bcf of working gas capacity. The lease payment due each month is the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of AVC minus the actual costs of operating AVC and (2) a payment based on depreciation expense and pre-tax return on invested capital for AVC. As a result, the payments to be made under the AVC lease will be variable.

Management determined that the AVC lease was a capital lease under GAAP. The gross capital lease assets and obligations recorded in 2013 were approximately $134.4 million. The Partnership expects modernization capital expenditures will be incurred to upgrade the AVC assets.  Under the terms of the lease agreement, the Partnership will be reimbursed for all modernization capital expenditures.  As the capital expenditures are incurred, the capital lease asset and obligations will increase.

For the year ended December 31, 2013, interest expense of $0.8 million and depreciation expense of $0.4 million were recorded related to the capital lease. At December 31, 2013, accumulated depreciation was $0.4 million, net capital lease assets were $134.0 million and capital lease obligations were $134.4 million.

The following is a schedule of the estimated future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2013:

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Year ending December 31,
(Thousands)
2014	$16,650
2015	15,164
2016	18,200
2017	20,477
2018	20,214
Later years	322,807
Total minimum lease payments(a)	$413,512
Less: Amount representing interest(b)	(279,117)
Present value of net minimum lease payments	$134,395

(a)   There were no amounts representing contingent rentals or executory costs (such as taxes, maintenance and insurance) included in the total minimum lease payments.

(b)   Amount necessary to reduce net minimum lease payments to the fair value of the property at December 31, 2013 as the present value calculated at the Partnership’s incremental borrowing rate exceeded the fair value of the property at inception of the lease.

12.                   Concentrations of Credit Risk

The Partnership’s transmission and storage and gathering operations include FERC-regulated interstate pipelines and storage service for Equitable Gas Company, LLC, which was previously a subsidiary of EQT Corporation, as well as other utility and end users customers located in the northeastern United States. The Partnership also provides service to customers engaged in commodity procurement and delivery, including large industrial, utility, commercial and institutional customers and certain marketers primarily in the Appalachian and mid-Atlantic regions.

Approximately 59% and 87% of third party accounts receivable balances of $8.5 million and $3.7 million as of December 31, 2013 and 2012, respectively, represent amounts due from marketers. The Partnership manages the credit risk of sales to marketers by limiting the Partnership’s dealings to those marketers that meet specified criteria for credit and liquidity strength and by actively monitoring these accounts. The Partnership may request a letter of credit, guarantee, performance bond or other credit enhancement from a marketer in order for that marketer to meet the Partnership’s credit criteria. The Partnership did not experience any significant defaults on accounts receivable during the years ended December 31, 2013, 2012 and 2011.

13.                   Commitments and Contingencies

The Partnership is subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and in certain instances result in assessment of fines. The Partnership has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. The estimated costs associated with identified situations that require remedial action are accrued. However, when recoverable through regulated rates, certain of these costs are deferred as regulatory assets. Ongoing expenditures for compliance with environmental law and regulations, including investments in plant and facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in either nature or amount in the future and does not know of any environmental liabilities that will have a material effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Partnership.  While the amounts claimed may be substantial, the Partnership is unable to predict with certainty the ultimate outcome of such claims and proceedings.  The Partnership accrues legal or other direct costs related to loss contingencies when actually incurred.  The Partnership has established reserves it believes to be appropriate for pending matters and after consultation with counsel and giving appropriate consideration to available insurance, the Partnership believes that the ultimate outcome of any matter currently pending against the Partnership will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions.

14.                   Interim Financial Information (Unaudited)

The following quarterly summary of operating results reflects variations due primarily to growth in the transmission and storage business and the seasonal nature of the Partnership’s utility customer contracts.

	Three months ended
	March 31	June 30	September 30	December 31
	(Thousands, except per share amounts)
2013 (a)
Total operating revenues	$69,552	$75,671	$77,476	$81,013
Operating income	49,293	52,840	53,924	57,052
Net income	39,735	40,659	44,054	46,659
Net income per limited partner unit:
Basic	$0.68	$0.59	$0.61	$0.62
Diluted	$0.68	$0.59	$0.60	$0.62

2012 (a)
Total operating revenues	$43,095	$42,684	$51,166	$63,060
Operating income	25,189	25,699	29,820	44,314
Net income	16,612	17,700	24,286	35,643
Net income per limited partner unit (b):
Basic	N/A	N/A	$0.40	$0.63
Diluted	N/A	N/A	$0.40	$0.63

(a)                     The sum of the quarterly data in some cases may not equal the yearly total due to rounding.

(b)                     Presented for post-IPO period only.

15.                               Subsidiary Guarantors

The Partnership filed a registration statement on Form S-3 with the SEC on July 1, 2013 to register, among other securities, debt securities. Certain subsidiaries of the Partnership (Subsidiary Guarantors) are co-registrants with the Partnership, and the registration statement registered guarantees of debt securities by one or more of the Subsidiary Guarantors (other than EQT Midstream Finance Corporation, a 100% owned subsidiary of the Partnership whose sole purpose is to act as co-issuer of debt securities). The Subsidiary Guarantors are 100% owned by the Partnership and any guarantees by the Subsidiary Guarantors will be full and unconditional.  Subsidiaries of the Partnership other than the Subsidiary Guarantors and EQT Midstream Finance Corporation are minor. The Partnership has no assets or operations independent of the Subsidiary Guarantors, and there are no significant restrictions upon the ability of the Subsidiary Guarantors to distribute funds to the Partnership by dividend or loan. In the event that more than one of the Subsidiary Guarantors provide guarantees of any debt securities issued by the Partnership, such guarantees will constitute joint and several obligations. None of the assets of the Partnership or the Subsidiary Guarantors represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended.

16.                   Subsequent Events

On January 23, 2014, the Partnership announced that the Board of Directors of its general partner declared a cash distribution to the Partnership’s unitholders for the fourth quarter of 2013 of $0.46 per common and

EQT MIDSTREAM PARTNERS, LP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013

subordinated unit, $0.4 million to the general partner related to its 2% general partner interest and $0.6 million to the general partner related to its incentive distribution rights. The cash distribution was paid on February 14, 2014 to unitholders of record at the close of business on February 4, 2014.

On April 22, 2014, the Partnership announced that the Board of Directors of its  general partner declared a cash distribution to the Partnership’s unitholders for the first quarter of 2014 of $0.49 per common and subordinated unit, $0.5 million to the general partner related to its 2% general partner interest and $1.0 million to the general partner related to its incentive distribution rights. The cash distribution was paid on May 15, 2014 to unitholders of record at the close of business on May 6, 2014.

See Note 7 for discussion regarding the amended credit facility and borrowings subsequent to December 31, 2013.

See Note 2 for discussion regarding the Jupiter Acquisition on May 7, 2014 and Note 1 for discussion of the related May 2014 equity offering.